UNIVAR INC.
RELEASE AGREEMENT

This Release Agreement (“Release”) is entered into this ___ day of December, 2016 by Christopher Oversby (“Executive”) with respect to the termination of the employment relationship between Executive and Univar Inc. (the “Company”).

1.    Executive’s last day of employment will be on December 31, 2016 (the “Termination Date”).

2.    Executive will be paid: (a) an amount equal to his current annual salary of $515,000, (b) an amount equal to his target incentive under the Company’s Management Incentive Plan (MIP) of $412,000, (c) any amount earned under the 2016 MIP in accordance with the terms of such plan (and the assumed target level of 65% of base salary) and at the time of payment in accordance with the terms of the plan and (d) and Energy Incentive under his employment agreement of $200,000 (collectively the “Separation Payment”). Executive will also retain his rights to COBRA benefits under the Company’s health and welfare programs. Other than: (a) the Separation Payment, (b) reimbursement of rental and utilities on the UK home that Company rented for Executive through the earlier of a May 31, 2017 or a sublease of that facility, whichever is the earlier to occur, (c) any unused, accrued vacation for 2016, (d) relocation of personal possessions by sea freight from the UK to the US (e) tax equalization support as indicated in the assignment letter of April 24, 2016 as limited to the income tax associated with the assignment related amounts paid to Executive for his relocation to UK and then his return relocation to the US, the Executive and Employer have settled all compensation and benefits earned Executive by virtue of employment with Employer and agreements with Employer. The payment of the Separation Payment is conditioned upon Executive signing this Release Agreement and not revoking it within the applicable release period described below, and will be paid immediately after such Release Period has expired (without revocation) or 15 days after the effective date of this Release (whichever is earlier).

3.    Executive hereby releases the Company, and its affiliates, including without limitation Univar USA Inc. and their respective officers, directors, and employees, from any and all claims, causes of action, and liability for damages of whatever kind, known or unknown, arising from or relating to Executive’s employment and separation from employment (“Released Claims”). Released Claims include claims (including claims to attorneys’ fees), damages, causes of action, and disputes of any kind whatsoever, including without limitation all claims for wages, any claims for unused vacation benefits (for any year), employee benefits, and damages arising out of any: contracts, express or implied; tort; discrimination; wrongful termination; any federal, state, local, or other governmental statute or ordinance, including, without limitation Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), the Fair Labor Standards Act, the Washington Law Against Discrimination, the Washington Minimum Wage Act and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and any other legal limitation on the employment relationship. Notwithstanding the foregoing, “Released Claims” do not include claims for breach or enforcement of this Agreement, claims that arise after the execution of this Agreement, claims to vested benefits under ERISA, workers’ compensation claims, claims challenging the validity of this Agreement under or any other claims that may not be released under this Agreement in accordance with applicable law. This waiver and release shall not apply to claims arising after Executive’s execution of this Release.

4.    Executive represents and warrants that Executive has not filed any litigation based on any Released Claims. Executive covenants and promises never to file, press, or join in any lawsuit based on any Released Claim and agrees that any such claim, if filed by Executive, shall be dismissed, except that this covenant and promise does not apply to any claim of Executive challenging the validity of this Agreement in connection with claims arising under the ADEA. Moreover, while nothing in this Agreement restricts Executive from bringing before any fair employment practices agencies matters for which such agencies have jurisdiction, or cooperating in any investigation by any such agency, Executive covenants and promises that he waives, releases, and shall not accept any benefits of any administrative or agency action. Executive represents and warrants that Executive is the sole owner of any and all Released Claims that Executive may have; and that Executive has not assigned or otherwise transferred Executive’s right or interest in any Released Claim.

5.    On or before December 31, 2016, Executive shall turn over to Employer all property of Employer, including without limitation all files, memoranda, keys, manuals, equipment, data, records, and other documents, including electronically recorded documents and data that Executive received from Employer or its employees or that Executive generated in the course of employment with Employer.

6.    Executive specifically agrees as follows:

a.    Executive is knowingly and voluntarily entering into this Release;

b.    Executive acknowledges that the Company is providing benefits in the form of payments and compensation, to which Executive would not otherwise be entitled in the absence of Executive’s entry into this Release, as consideration for Executive’s entering into this Release;

c.    Executive is hereby advised by this Release to consult with an attorney prior to executing this Release;

d.    Executive understands he has a period of at least twenty-one (21) days from the date a copy of this Release is provided to Executive in which to consider and sign the Release (during which the offer will remain open), and that Executive has an additional seven (7) days after signing this Release within which to revoke acceptance of the Release;

e.    If during the twenty-one (21) day waiting period Executive should elect not to sign this Release, or during the seven (7) day revocation period Executive should revoke acceptance of the Release, then this Release shall be void and the effective date of this Release shall be the eighth day after Executive signs and delivers this Release, provided he has not revoked acceptance; and

f.    Executive may accept this Agreement before the expiration of the twenty-one (21) days, in which case Executive shall waive the remainder of the 21-day waiting period.

7.	Covenants.

a.	Confidentiality
Executive recognizes that the success of the Company and its current or future Affiliates depends upon the protection of information or materials that are designated as confidential and/or proprietary at the time of disclosure or should, based on their nature or the circumstances surrounding such disclosure, reasonably be deemed confidential including, without limitation, information to which Executive has access while employed by the Company whether recorded in any medium or merely memorized (all such information being “Confidential Information”). “Confidential Information” includes without limitation, and whether or not such information is specifically designated as confidential or proprietary: all business plans and marketing strategies; information concerning existing and prospective markets, suppliers and customers; financial information; information concerning the development of new products and services; and technical and non-technical data related to software programs, design, specifications, compilations, inventions, improvements, patent applications, studies, research, methods, devices, prototypes, processes, procedures and techniques. Confidential Information expressly includes information provided to the Company or its Affiliates by third parties under circumstances that require them to maintain the confidentiality of such information. Notwithstanding the foregoing, Executive shall have no confidentiality obligation with respect to disclosure of any Confidential Information that (a) was, or at any time becomes, available in the public domain other than through a violation of this Agreement or (b) Executive can demonstrate by written evidence was furnished to Executive by a third party in lawful possession thereof and who was not under an obligation of confidentiality to the Company or any of its Affiliates.
Executive agrees that during Executive’s employment and after termination of employment irrespective of cause, Executive will use Confidential Information only for the benefit of the Company and its Affiliates. Notwithstanding the foregoing, the

Employee may disclose Confidential Information as required pursuant to an order or requirement of a court, administrative agency or other government body, provided Executive has notified the Company or the applicable Affiliate immediately after receipt of such order or requirement and allowed the Company and/or the Affiliate a meaningful opportunity to apply for protective measures.
Executive’s obligations under this section are in addition to any obligations that Executive has under state or federal law.
Executive’s obligations under this section 7(a) are indefinite in term and shall survive the termination of this Agreement.

b.	Nonsolicitation and Noncompete
For a period expiring eighteen (18) months after the termination of the Executive employment (the “Restrictive Period”), regardless of the reason, if any, for such termination, the Executive shall not, in the United States or Canada, directly or indirectly:
i.    solicit or entice away or in any other manner persuade or attempt to persuade any officer, employee, consultant or agent of the Company or any of its Affiliates to alter or discontinue his or her relationship with the Company or its Affiliates;
ii.    solicit from any person or entity that was a customer of the Company or any of its Affiliates during the Executive’s employment with the Company, any business of a type or nature similar to the business of the Company or any of its Affiliates with such customer;
iii.    solicit, divert, or in any other manner persuade or attempt to persuade any supplier of the Company or any of its Affiliates to discontinue its relationship with the Company or its Affiliates;
iv.    solicit, divert, take away or attempt to solicit, divert or take away any customers of the Company or its Affiliates; or
v.    engage in or participate in the chemical distribution or logistics business.
The Company and the Executive agree that the provisions of this Section 7 do not impose an undue hardship on the Executive and are not injurious to the public; that this provision is necessary to protect the business of the Company and its Affiliates; that this Section 7 is reasonable in terms of length of time and scope; and that adequate consideration supports this Section 7. In the event that a court determines that any provision of this Section 7 is unreasonably broad or extensive, the Employee agrees that such court should narrow such provision to the extent necessary to make it reasonable and enforce the provisions as narrowed.
8.    Executive hereby acknowledges his obligation to comply with the obligations that survive termination of the Employment Agreement, including without limitation those obligations with respect to confidentiality, inventions and nonsolicitation.

Executive: /s/ Christopher Oversby (Signature) Dated: 1/7/17 Christopher Oversby

Univar Inc.

By: /s/ Stephen N. Landsman

Title: General Counsel

Dated: 1-16-17